Exhibit 3.7

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "GREENWICH LIFESCIENCES, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JUNE, A.D. 2020, AT 9:21 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

4211497 8100
SR# 20205814181

Authentication: 203149695
Date: 06-22-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

Certificate of Amendment

of

Amended and Restated Certificate of Incorporation

of

Greenwich LifeSciences, Inc.

Under Section 242 of the Delaware General Corporation Law

Greenwich LifeSciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation as filed on April 19, 2011 is hereby amended by adding the following to the end of Article IV:

ARTICLE IV

“Effective as of4:00 p.m., local time on June 22 2020 (the “Amendment Effective Time”), every 2.67 shares of the Company’s Common Stock and Preferred Stock then issued and outstanding, shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common Stock and one (1) share of Preferred Stock, respectively, of the Company (the “Reverse Stock Split”). No fractional shares shall be issued upon the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock or Preferred Stock, as the case may be, the Corporation shall, in lieu of issuing any such fractional share, round up such share to the nearest whole share.”

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 22nd day of June, 2020

/s/ Snehal Patel
Snehal Patel, Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:21 AM 06/22/2020
FILED 09:21 AM 06/22/2020
SR 20205814181 - File Number 4211497